Exhibit p 11

Your Global Investment Authority

Policy

PIMCO’s Code of Ethics sets out standards of conduct to help you avoid potential conflicts of interest that may arise from your actions and your personal securities transactions.

All employees must read and understand the Code.

Effective Date: May 2009

Revised Date: March 2014

Code of Ethics

March 2014

PIMCO'S CODE OF ETHICS:

SUMMARY OF CONDUCT AND PERSONAL TRADING RULES*

PIMCO’s Code of Ethics ("Code") contains the rules that govern your conduct and personal trading. These rules are summarized below. Please see the Code for more details.

You have the following Fundamental Responsibilities:

¡	You have a duty to place the interests of Clients first

¡	You must avoid any actual or potential conflict of interest

¡	You must not take inappropriate advantage of your position at PIMCO

¡	You must comply with all applicable Securities and Commodities Laws

You must preclear and receive approval for your personal securities transactions1 by the following two-step process:

Step 1: To preclear a trade, you must input the details of the proposed trade into the TradeClear system (accessible through the Intranet or via this link) and follow the instructions.

Step 2: You will receive notification as to whether your proposed trade is approved or denied. If your proposed trade is approved, the approval is valid for the day on which the approval was granted and the following business day, unless you are notified differently by a Compliance Officer. If you do not execute your transaction within the required timeframe or if the information in your request changes, you must repeat the preclearance process prior to undertaking the transaction.

1 As used in this Code, the term “personal securities transactions” shall include transactions in Securities, Derivatives, currencies for investment purposes and commodities for investment purposes.

* Capitalized terms are defined in the Code.

Certain types of transactions, such as purchases or sales of government securities (and Derivatives thereon) and open-end mutual funds do not require preclearance and approval. See Sections III.C.2 and III.C.3 of the Code for specific guidance.

Black-Out Periods for Portfolio Persons:

¡	Purchases within seven days before a Client purchase of the same Security, Derivative, commodity or currency ("Financial Instrument" as defined within Appendix I)

¡	Sales within seven days before a Client sale of the same Financial Instrument

¡	Purchases and sales within three days following a Client trade in the same Financial Instrument

Provisions that may restrict your personal securities transactions:

¡	When there are pending client orders in the same Financial Instrument

¡	Initial public offerings (with certain exceptions for fixed income and other securities)

¡	Private Placements and hedge funds

¡	Investments in Allianz SE

¡	Black-out periods in closed-end funds advised or subadvised by PIMCO

¡	Securities on PIMCO’s Trade Restricted Securities List

¡	Section 16 holding periods

The Code has other requirements in addition to those summarized above. Please review the entire Code. Remember that you can be sanctioned for failing to comply with the Code. If you have any questions, please ask your local Compliance Officer.

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PIMCO CODE OF ETHICS

I.	Introduction

This Code of Ethics (this “Code”) sets out standards of conduct to help PIMCO’s directors, officers and employees (each, an “Employee” and collectively, the “Employees”)2 avoid potential conflicts that may arise from their actions and their personal securities transactions. You must read and understand this Code.3 Your local Compliance Officer is the person responsible for administering this Code and can assist you with any questions.

II.	Your Fundamental Responsibilities

PIMCO insists on a culture that promotes honesty and high ethical standards. This Code is intended to assist Employees in meeting the high ethical standards PIMCO follows in conducting its business. The following general fiduciary principles must govern your activities:

¡	You have a duty to place the interests of Clients first

¡	You must avoid any actual or potential conflict of interest

¡	You must not take inappropriate advantage of your position at PIMCO

¡	You must comply with all applicable Securities and Commodities Laws

If you violate this Code or its associated policies and procedures PIMCO may impose disciplinary action against you, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

III.	Personal Investments

A.	In General

In general, when making personal investments you must exercise extreme care to ensure that you do not violate this Code and your fiduciary duties. You may not take inappropriate advantage of your position at PIMCO in connection with your personal investments. This Code covers the personal investments of all Employees and their Immediate Family Members (e.g., persons sharing the same household as the Employee).4 Therefore, you and your Immediate Family Members must conduct all your personal investments consistent with this Code.

[2]	PIMCO's supervised persons include certain employees of PIMCO Investments, PIMCO's affiliated broker-dealer. Those persons do not have access to client transactions or holdings. As a result, such persons are subject to the PIMCO Investments Code of Ethics (the "PI Code") rather than the substantive provisions of this Code, and the provisions of the PI Code, with respect to such persons, are incorporated by reference into this Code.
[3]	Capitalized terms in this Code are defined in the Glossary contained in Appendix I.
[4]	See Appendix I for the definition of “Immediate Family Member.”

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B.	Disgorging Short-Term Trading Profits

("30 Calendar Day Rule")

PIMCO discourages short-term trading strategies. In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that PIMCO owes to its Clients, will not be tolerated. Employees must always conduct their personal trading activities lawfully, properly and responsibly.

PIMCO employees shall disgorge any gains that result from entering into a position that requires preclearance under the Code (as provided in Section III.C.) and then affirmatively executing an opposite way transaction (buying and selling, or selling and buying) in the same Financial Instrument within 30 calendar days (a "matched transaction").

For purposes of the 30 calendar day calculation, the date of the transaction is considered day one. Please note, profits are calculated differently under this rule than they would be for tax purposes. Also, it is important to know that transaction costs and potential tax liabilities will NOT be offset against the amount that must be surrendered under this rule.5

Profits from such trades must be disgorged in a manner acceptable to the local Compliance Officer. Any disgorgement amount shall be calculated by the local Compliance Officer or their designee(s), the calculation of which shall be binding.

The following transactions are excluded from the 30 Calendar Day Rule:

1.	Transactions that are exempt from the preclearance and approval requirement as provided in Sections III.C.2 and III.C.3 of the Code (i.e., Exempt Reportable Transactions and Exempt Transactions as defined below); or

[5]	For example, if the purchase is considered to be made on day one, calendar day 31 is the first day a sale of the same Financial Instrument may be made at a profit (assuming there were no additional purchases of the same Financial Instrument during that time period). You may sell the same Financial Instrument at a loss within 30 calendar days (subject to preclearance approval, where applicable) without violating the 30 Calendar Day Rule.

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2.	Transactions that ‘roll forward’ options or futures positions; that is, the simultaneous closing and opening of an options or futures position solely in order to extend the expiration or maturity of the initial position, but that otherwise maintains the economic features (e.g., size and strike price) of the position (when a transaction is rolled forward the transaction date for purposes of calculating compliance with the 30 Calendar Day Rule will be the date of the initial purchase and not the date of the roll forward transaction).

Prior to transacting, all Employees must represent in their preclearance request that the transaction is not in contravention to the 30 Calendar Day Rule.

C.	Preclearance and Approval of Personal Securities Transactions

You must preclear and receive prior approval for all your personal securities transactions unless your personal securities transaction is subject to an exception under this Code. For clarity and without any implied limitation, personal securities transactions shall include transactions in Securities, Derivatives, currencies for investment purposes and commodities for investment purposes. The Preclearance and Approval Process described below applies to all Employees and their immediate family members.

1.	Preclearance and Approval Process

Preclearance and approval of personal securities transactions helps PIMCO prevent certain investments that may conflict with Client trading activities. Except as provided in Sections III.C.2 and III.C.3 below, you must preclear and receive approval for all personal securities transactions by following the two-step preclearance and approval process:

The Preclearance and Approval Process is a two-step process:

Step 1: To preclear a trade, you must input the details of the proposed trade into the TradeClear system (accessible through the Intranet or via this link) and follow the instructions. See Sections III.C.2 and III.C.3 for certain transactions that do not require preclearance and approval.

Step 2: You will receive notification as to whether your proposed trade is approved or denied. If your proposed trade is approved, the approval is valid for the day on which the approval was granted and the following business day, unless you are notified differently by a Compliance Officer. If you do not execute your transaction within the required timeframe or if the information in your preclearance request changes, you must repeat the preclearance process prior to undertaking the transaction.

Note: If you place a Good-until-Canceled ("GTC") or Limit Order and the order is not fully executed or filled by the end of the following business day (midnight local time), you must repeat the preclearance process.

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2.	Transactions Excluded from the Preclearance and Approval Requirement (but still subject to the Reporting Requirements)

You are not required to preclear and receive approval for the following personal securities transactions, although you are still responsible for complying with the reporting requirements of Section V of this Code (each, an “Exempt Reportable Transaction”) for these transactions:

a.	Purchases or sales of Derivatives on: (i) broad-based indices; or (ii) major market currencies;

b.	Purchases or sales of direct obligations of the U.S. Government or any other national government and Derivatives with respect to such obligations;

c.	The acquisition or disposition of a Financial Instrument as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to such holders of a class of Financial Instrument or assignment or call pursuant to an options contract;

d.	Transactions in exchange-traded funds that are not advised or sub-advised by PIMCO and either: (i) track broad-based indices; or (ii) are based on direct obligations of the U.S. Government or any other national government or Derivatives with respect to such obligations;

e.	Transactions in open-end mutual funds managed or sub-advised by PIMCO (i.e., funds managed or sub-advised by PIMCO must be reported but do not need to be precleared). The holdings in your PIMCO 401(k) plan and deferred compensation plan are reported automatically to the PIMCO Legal and Compliance Department; and

f.	Transactions in any Non-Discretionary Account (i) over which neither you nor an Immediate Family Member exercises investment discretion; (ii) have no notice of specific transactions prior to execution; or (iii) otherwise have no direct or indirect influence or control. You must still report the account, including the name of any broker, dealer or bank with which you have an account. You must contact the Compliance Officer if you have this type of account.

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3.	Transactions Excluded from the Preclearance and Approval Requirement and Reporting Requirements

All personal securities transactions by Employees must be reported under the Code with a few limited exceptions set forth below. The following personal securities transactions are exempt from the reporting requirement pursuant to Section V of the Code (each, an “Exempt Transaction”):

a.	Purchases or sales of bank certificates of deposit ("CDs"), bankers acceptances, commercial paper and other high quality short-term debt instruments (with a maturity of less than one year), including repurchase agreements;

b.	Purchases which are made by reinvesting cash or in-kind dividends on a Financial Instrument including reinvestments pursuant to an Automatic Investment Plan;

c.	Purchases or sales of physical currencies and physical commodities;

d.	Purchases or sales of open-end mutual funds not managed or sub-advised by PIMCO (i.e., open–end mutual funds are not required to be reported unless the fund is managed or sub-advised by PIMCO. Transactions in open-end funds do not need to be precleared); or

e.	Purchases or sales of unit investment trusts that are invested exclusively in one or more open-end mutual funds that are not advised or sub-advised by PIMCO.

D.	Additional Requirements Applicable to Portfolio Persons

If you are a “Portfolio Person”6 with respect to a Client transaction, you are subject to the following blackout periods: 7

1.	Purchases within seven days before a Client purchase

A Portfolio Person may not purchase a Financial Instrument within seven calendar days before a Client account purchases the same Financial Instrument if the Portfolio Person intends, or knows of another Portfolio Person’s intention, to purchase the same Financial Instrument for the Client.

[6]	See Appendix I for the definition of “Portfolio Person.” Generally, a Portfolio Person with respect to a Client trade includes the generalist portfolio manager for the Client account, the specialist portfolio manager or trading assistant with respect to the transactions in that account attributable to that specialist or trading assistant, and any research analyst that played a role in researching or recommending a particular Financial Instrument.

[7]	Transactions that do not require preclearance under Sections III.C.2 and III.C.3 of the Code are not subject to these blackout periods.

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Specific conditions for research analysts

A research analyst may not purchase a Financial Instrument that such research analyst is analyzing for purchase for a Client (whether such analysis was requested by another person or was undertaken on the research analyst's own initiative). Such prohibition remains in effect until the research analyst is notified in writing that the Financial Instrument has been rejected for purchase for a Client account or until the research analyst obtains permission to purchase the Financial Instrument from a senior supervisor and a Compliance Officer.

2.	Sales within seven days before a Client sale

A Portfolio Person may not sell a Financial Instrument within seven calendar days before a Client sells the same Financial Instrument if the Portfolio Person intends, or knows of another Portfolio Person’s intention, to sell the same Financial Instrument for the Client.

Specific conditions for research analysts

A research analyst may not sell a Financial Instrument that such research analyst is analyzing for sale for a Client (whether such analysis was requested by another person or was undertaken on the research analyst's own initiative). Such prohibition remains in effect until the research analyst is notified in writing that the Financial Instrument has been rejected for sale for a Client account or until the research analyst obtains permission to sell the Financial Instrument from a senior supervisor and a Compliance Officer.

3.	Purchases and sales within three days following a Client trade

A Portfolio Person may not purchase or sell a Financial Instrument within three calendar days (i) after purchasing or selling the same Financial Instrument for a Client; or (ii) after the Client’s trade if he knows that another Portfolio Person has purchased or sold such Financial Instrument for the Client.

Prior to transacting, Portfolio Persons must represent in their preclearance request that they are not aware of any pending trades or proposed trades in the next seven days in the same Financial Instrument for any Clients. Please consider the timing of your personal trades carefully.

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E.	Provisions that May Restrict Your Trading

If your personal securities transaction falls within one of the following categories, it will generally be denied by the Compliance Officer. It is your responsibility to initially determine if any of the following categories apply to your situation or transaction:

1.	Pending Orders

If the aggregate market value of your transaction in the Financial Instrument requiring preclearance over a 30 calendar day period across all your Personal Brokerage Accounts exceeds $25,000 and (i) the Financial Instrument has been purchased or sold by a Client on that day; or (ii) there is a pending Client order then you CANNOT trade the Financial Instrument on the same day and approval will be denied following submission of your preclearance request. This prohibition is in addition to any other requirements or prohibitions in this Code that may be applicable (e.g., under "III.D. Additional Requirements Applicable to Portfolio Persons").

2.	Initial Public Offerings, Private Placements and Investments in Hedge Funds

As a general matter, you should expect that most preclearance requests involving initial public offerings (except for fixed-income, preferred, business development companies, registered investment companies, commodity pools and convertible securities offerings) will be denied. If your proposed transaction is an initial public offering, a private placement or an investment in a hedge fund, the Compliance Officer will determine whether the investment opportunity should be reserved for Clients.

3.	Allianz SE Investments

You may not trade in shares of Allianz SE during any designated blackout period. In general, the trading windows end six weeks prior to the release of Allianz SE annual financial statements and two weeks prior to the release of Allianz SE quarterly results. This restriction applies to the exercise of cash-settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz SE. Allianz SE blackout dates are communicated to employees and are posted on the employee trading center. A list of such blackout periods is available here.

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4.	Blackout Period in any Closed End Fund Advised or Sub-Advised by PIMCO

You may not trade any closed end fund advised or sub-advised by PIMCO during a designated blackout period. A list of such blackout periods is available here.

5.	Trade Restricted Securities List

The Legal and Compliance Department maintains and periodically updates the Trade Restricted Securities List that contains certain securities that may not be traded by Employees. The Trade Restricted Securities List is not distributed to employees, but requests to purchase or sell any security on the Trade Restricted Securities List will be denied.

6.	Section 16 Holding Periods

If you are a reporting person under Section 16 of the Securities Exchange Act of 1934, with respect to any closed end fund advised or subadvised by PIMCO, you are subject to a six month holding period and you must make certain filings with the SEC. It is your responsibility to determine if you are subject to Section 16 requirements and to arrange for appropriate filings. Please consult the Compliance Officer for more information.

F.	Your Actions are Subject to Review by a Compliance Officer

The Compliance Officer may undertake such investigation as he or she considers necessary to determine if your proposed trade complies with this Code, including post-trade monitoring. The Compliance Officer may impose measures intended to avoid potential conflicts of interest or to address any trading that requires additional scrutiny.

G.	Consequences for Violations of this Code

1.	If determined appropriate by the General Counsel and/or Compliance Officer you may be subject to remedial actions (a) if you violate this Code; or (b) to protect the integrity and reputation of PIMCO even in the absence of a proven violation. Such remedial actions may include, but are not limited to, full or partial disgorgement of the profits you earned on an investment transaction, imposition of a fine, censure, demotion, suspension or dismissal, or any other sanction or remedial action required by law, rule or regulation. As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or to absorb any loss from the transaction.

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2.	PIMCO’s General Counsel and/or Compliance Officer shall have the authority to determine whether you have violated this Code and, if so, the remedial actions they consider appropriate or required by law, rule or regulation. In making their determination, the General Counsel and/or Compliance Officer may consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to a Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

IV.	Your Ongoing Obligations Under this Code

This Code imposes certain ongoing obligations on you. If you have any questions regarding these obligations please contact the Compliance Officer.

A.	Insider Trading

The fiduciary principles of this Code and Securities and Commodities Laws prohibit you from trading based on material, non-public information ("MNPI") received from any source or communicating this information to others.8 If you believe you may have access to material, non-public information or are unsure about whether information is material or non-public, please consult a Compliance Officer and the PIMCO MNPI Policy. Any violation of PIMCO’s MNPI Policy may result in penalties that could include termination of employment with PIMCO.

B.	Compliance with Securities Laws

You must comply with all applicable Securities and Commodities Laws.

C.	Duty to Report Violations of this Code

You are required to promptly report any violation of this Code of which you become aware, whether your own or another Employee’s. Reports of violations other than your own may be made anonymously and confidentially to the Compliance Officer.

[8]	As described in Section III.C.2, purchases or sales of open-end mutual funds managed or sub-advised by PIMCO are exempt from the preclearance and approval process; however, the insider trading prohibition described above applies to MNPI received with respect to an open-end mutual fund advised or sub-advised by PIMCO or its affiliates. Non-public information regarding a mutual fund is MNPI if such information could materially impact the fund’s net asset value.

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V.	Your Reporting Requirements

A.	On-Line Certification of Receipt and Quarterly Compliance Certification

You will be required to certify your receipt of this Code. On a quarterly basis you must certify that any personal investments effected during the quarter were done in compliance with this Code. You will also be required to certify your ongoing compliance with this Code on a quarterly basis. Required certifications must be completed within 30 calendar days following the end of the quarter.

B.	Reports of Securities Holdings

You and your Immediate Family Members must report all your Personal Brokerage Accounts and all transactions in your Personal Brokerage Accounts unless the transaction is an Exempt Transaction. You must agree to allow your broker-dealer to provide the Compliance Officer with electronic reports of your Personal Brokerage Accounts and transactions and to allow the Compliance Department to access all Personal Brokerage Account information. You will also be required to certify that you have reported all of your Personal Brokerage Accounts to the Compliance Officer on a quarterly basis. Required certifications must be completed within 30 calendar days following the end of the quarter.

1.	Approved Brokers

You and your Immediate Family Members must maintain your Personal Brokerage Accounts with an Approved Broker. The list of Approved Brokers is available here.

If you maintain a Personal Brokerage Account at a broker-dealer other than at an Approved Broker, you will need to close those accounts or transfer them to an Approved Broker within a specified period of time as determined by the Compliance Officer. Upon opening a Personal Brokerage Account at an Approved Broker, Employees are required to disclose the Personal Brokerage Account to the Compliance Officer. By maintaining your Personal Brokerage Account with one or more of the Approved Brokers, you and your Immediate Family Member’s quarterly and annual trade summaries will be sent directly to the Compliance Department for review.

2.	Initial Holdings Report

Within ten days of becoming an Employee, you must submit to the Compliance Officer an Initial Report of Personal Brokerage Accounts and all holdings in securities except Exempt Transactions. Please contact the Compliance Officer if you have not already completed this Initial Report of Personal Brokerage Accounts.

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3.	Quarterly and Annual Holdings Report

If you maintain Personal Brokerage Accounts with broker-dealers who are not on the list of Approved Brokers, please contact the Compliance Officer to arrange for providing quarterly and annual reports.

4.	Changes in Your Immediate Family Members

You must promptly notify a Compliance Officer of any change to your Immediate Family Members (e.g., as a result of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependence status) that may affect the Personal Brokerage Accounts for which you have reporting or other responsibilities.

VI.	Compliance Department Responsibilities

A.	Authority to Grant Waivers of the Requirements of this Code

The Compliance Officer, in consultation with PIMCO’s General Counsel, has the authority to exempt any Employee or any personal investment transaction from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interests of any Client and is consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

B.	Annual Report to Boards of Funds that PIMCO Advises or Sub-Advises

PIMCO will furnish a written report annually to the directors or trustees of each fund that PIMCO advises or sub-advises. Each report will describe any issues arising under this Code, or under procedures implemented by PIMCO to prevent violations of this Code, since PIMCO’s last report, including, but not limited to, information about material violations of this Code, procedures and sanctions imposed in response to such material violations, and certify that PIMCO has adopted procedures reasonably necessary to prevent its Employees from violating this Code.

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C.	Maintenance of Records

The Compliance Officer will keep all records maintained at PIMCO’s primary office for at least two years and will otherwise keep in an easily accessible place for at least five years from the end of either the fiscal year in which the document was created or the last fiscal year during which the document was effective or in force, whichever is later. Such records include: copies of this Code and any amendments hereto, all Personal Brokerage Account statements and reports of Employees, a list of all Employees and persons responsible for reviewing Employees reports, copies of all preclearance forms, records of violations and actions taken as a result of violations, and acknowledgments, certifications and other memoranda relating to the administration of this Code.

VII.	Activities Outside of PIMCO

A.	Approval of Activities Outside of PIMCO

1.	You may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than PIMCO, PIMCO Investments, the PIMCO Foundation, PIMCO Partners, or a fund for which PIMCO is an adviser (whether or not that business organization is publicly traded) unless you have received the prior written approval from PIMCO’s General Counsel or other designated person.

2.	Without prior written approval, you may not provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization (other than a trust or foundation established by you or an Immediate Family Member) or enter into any agreement to be employed or to accept compensation in any form (e.g., in the form of commissions, salary, fees, bonuses, shares or contingent compensation) from any person or entity other than PIMCO or one of its affiliates.

3.	Certain non-compensated positions in which you would serve in a decision-making capacity (such as on a board of directors for a charity or non-profit organization) must also have been reviewed or approved by PIMCO's General Counsel or other designated person.

4.	PIMCO’s General Counsel or other designated person may approve such an outside activity if he or she determines that your service or activities outside of PIMCO would not be inconsistent with the interests of PIMCO and its Clients. Requests to serve on the board of a publicly traded entity will generally be denied.

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VIII.	Independent Contractors

Persons who are not Employees but who have access to current information regarding Client trading (such as independent contractors) are considered “Employees” for purposes of this Code. The Compliance Officer may exempt such persons from any requirement hereunder if the Compliance Officer determines that such exemption would not have a material adverse effect on any Client account.

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Appendix I

Glossary

The following definitions apply to the capitalized terms used in this Code:

Approved Broker – means a broker-dealer approved by the Compliance Officer. The list of Approved Brokers for each PIMCO location is available here or can be obtained from the Compliance Officer.

Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest – means when a person has or shares direct or indirect pecuniary interest in accounts or in reportable Financial Instruments. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, unless specifically excepted by a Compliance Officer, an interest in a Financial Instrument held by: (1) a joint account to which you are a party; (2) a partnership in which you are a general partner; (3) a partnership in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (4) a limited liability company in which you are a managing member; (5) a limited liability company in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (6) a trust in which you or an Immediate Family Member has a vested interest or serves as a trustee with investment discretion; (7) a closely-held corporation in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; or (8) any account (including retirement, pension, deferred compensation or similar account) in which you or an Immediate Family has a substantial economic interest.

Client – means any person or entity to which PIMCO provides investment advisory services.

Derivative – means (1) a futures contract and an option on a futures contract traded on a U.S. or non-U.S. board of trade, such as the Chicago Board of Trade or the London International Financial Futures Exchange; and (2) a forward contract, a "swap", a "cap", a "collar", a "floor" and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities, which are included in the definition of "Security"). Questions regarding whether a particular instrument or transaction is a Derivative for purposes of this policy should be directed to the Compliance Officer or his or her designee.

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Financial Instrument - means a Security, Derivative, commodity or currency as investment.

Immediate Family Member of an Employee – means: (1) any of the following persons sharing the same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner; (2) any person sharing the same household with the Employee (which does not include temporary house guests)that holds an account in which the Employee is a joint owner or listed as a beneficiary; or (3) any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and material financial support of such person.

Initial Public Offering – means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Non-Discretionary Account– means any account managed or held by a broker dealer, futures commission merchant, or trustee as to which neither the Employee nor an Immediate Family Member: (1) exercise investment discretion; (2) receives notice of specific transactions prior to execution; or (3) have direct or indirect influence or control over the account.

Personal Brokerage Account – means (1) any account (including any custody account, safekeeping account, retirement account such as an IRA or 401(k) plan, and any account maintained by an entity that may act as a broker or principal) in which an Employee has any direct or indirect Beneficial Interest, including Personal Brokerage Accounts and trusts for the benefit of such persons; and (2) any account maintained for a financial dependent. Thus, the term “Personal Brokerage Accounts” also includes among others:

(i)	Trusts for which the Employee acts as trustee, executor or custodian;
(ii)	Accounts of or for the benefit of a person who receives financial support from the Employee;
(iii)	Accounts of or for the benefit of an Immediate Family Member; and
(iv)	Accounts in which the Employee is a joint owner or has trading authority.

PIMCO – means “Pacific Investment Management Company LLC”.

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PIMCO Investments – means “PIMCO Investments LLC.”

Portfolio Person – means an Employee, including a portfolio manager with respect to an account, who: (1) provides information or advice with respect to the purchase or sale of a Financial Instrument, such as a research analyst; or (2) helps execute a portfolio manager’s investment decisions. Generally, a Portfolio Person with respect to a Client trade includes the generalist portfolio manager for the Client, the specialist portfolio manager or trading assistant with respect to the transactions in that account attributable to that specialist or trading assistant, and any research analyst that played a role in researching or recommending a particular Financial Instrument.

Private Placement – means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to SEC Rules 504, 505 or 506 under the Securities Act of 1933, including hedge funds or private equity funds or similar laws of non-U.S. jurisdictions.

Securities and Commodities Laws – means the securities and/or commodities laws of any jurisdiction applicable to any Employee, including for any employee located in the U.S. or employed by PIMCO, the following laws: Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, broker-dealers and investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury, the Commodity Exchange Act, any rules adopted by the U.S. Commodity Futures Trading Commission under this statute, and applicable rules adopted by the National Futures Association.

Security – means any note, stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest of instrument commonly known as a Security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

TradeClear – means PIMCO’s proprietary employee trading preclearance system.

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Appendix II

PIMCO Legal and Compliance Officers

David Flattum

General Counsel

Jennifer Durham

Chief Compliance Officer

Richard Froio

Deputy Chief Compliance Officer

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